Exhibit 99.2

Press Release	MAILING ADDRESS P.O. Box 513396 Los Angeles, CA 90051-1396 5200 Sheila Street Commerce, CA 90040 www.unifiedgrocers.com

For Immediate Release

Date:	February 25, 2013

Contact:	Tom Schaffner 323-881-4150
tschaffner@unifiedgrocers.com

Bob Ling Named CEO at Unified

(COMMERCE, CA) – At a meeting held on Feb. 20, 2013, members of the Board of Directors of Unified Grocers, the largest wholesale grocery distributor in the Western United States, named Bob Ling President and Chief Executive Officer, effective May 1, 2013. Ling, who has been President of Unified since June, 2011, succeeds Al Plamann, who announced his retirement earlier at the Company’s Annual Shareholders’ Meeting.

Prior to being named President, Ling served as Executive Vice President, General Counsel and Secretary, a position in which he was responsible for the Company’s Human Resources, Labor Relations, Real Estate and Government Relations functions.

Before he joined Unified in 1996, Ling held senior level positions with retail drugstore and supermarket companies. He was Vice President, General Counsel and Secretary for MegaFoods Stores, Inc., in Mesa, Arizona and also served as Acting President and CEO of MegaFoods. Ling also had a similar position with Reliable Drug Stores, Inc., in Indianapolis, Indiana. Earlier in his career, he was a partner in the law firm of Michael Best & Friedrich in Milwaukee, Wisconsin, concentrating his practice in employment and labor law.

Ling currently serves on the Board of Directors of the National Grocers Association and was Chairman of the Board of the California Grocers Association (CGA) in 2009 and recently served as Chairman of the Board of Trustees of the CGA Educational Foundation for four years. Previously, he served on CGA’s Executive Committee, was a member of the Government Relations Committee and the Association’s Political Advisory Committee. He is a Board Member and Public Affairs Committee Member of the California Retailers Association. He also is a member of the California Business Roundtable and the Government Relations Committee of the Food Marketing Institute.

A graduate of Tufts University with a Bachelor of Arts degree in Economics, Ling holds a Juris Doctor degree from the University of Michigan Law School. He is a member of the State Bar of California and the State Bar of Wisconsin.

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About Unified Grocers, Inc.

Founded in 1922, Unified Grocers is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries, which generated approximately $3.8 billion in sales during fiscal 2012, offer independent retailers all the resources they need to compete in the supermarket industry.

Safe Harbor Statement

This press release contains forward-looking statements about the future performance of Unified Grocers based on Management’s assumptions and beliefs in light of information currently available to it. There are a variety of factors that could cause actual and future results to differ materially from those anticipated by the statements made above. These factors are outlined in the Company’s Form 10-K and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.